Exhibit 99.1

FIRST SECURITYFED FINANCIAL, INC.

FOR IMMEDIATE RELEASE

July 28, 2003

CONTACT:

Peter Ilnyckyj – Vice President Investor Relations

Phone # (773) 772-4500

FIRST SECURITYFED FINANCIAL ANNOUNCES
RECORD SECOND QUARTER EARNINGS

Chicago, IL, July 28 2003. First  SecurityFed Financial (the “Company”) (Nasdaq: FSFF), the holding company for First Security Federal  Savings Bank (the “Bank”), today announced earnings for the second quarter ended June 30, 2003, of $.56 per share, as compared to $.53 per share for the same quarter one year ago. Diluted earnings per share as of June 30, 2003 were $.54 for the quarter, as compared to $.52 per share for the same quarter one year ago.  Basic earnings per share for the six months ended June 30, 2003 were $1.11, as compared to $1.05 for the six months ended June 30,2002.  Diluted earnings per share as of June 30, 2003 were $1.07, as compared to $1.03 per share for the same six month period ended June 30, 2002.

Net income was $2,027,000 for the quarter ended June 30, 2003, compared to net income of $1,976,000 for the quarter ended June 30, 2002. Net income for the six month period ended June 30, 2003 was $3,981,000 compared to $3,883,000 for the same period one year ago.

Net interest income for the quarter ended June 30, 2003 totaled $4.5 million, compared to $4.4 million for the same period one year ago, an increase of $100,000. During the three months ended June 30, 2003, total interest income decreased by $284,000 compared to the same period one year ago, primarily as a result of a decrease in yields on interest-earning assets, partially offset by increased volume of loans and securities. Total interest expense decreased by $410,000, due primarily to a decrease in the cost of both deposits and Federal Home Loan Bank advances also partially offset by increased volume. The decreases in both the yield on interest-earning assets and the cost of funds are due to the significant decrease in interest rates, which has taken place during the past year.

Non-interest expense increased to $3.7 million for the six months ended June 30, 2003, from $3.4 million for the same period one year ago. The increase of $300,000 is due primarily to an increase in compensation expense of $118,000 and an increase of  $60,000 in occupancy and equipment expense, mostly attributable to the new branch in

Palatine, which opened in January of this year.  Professional fees increased by  $63,000 due to increased regulatory reporting.  Non-interest expense increased to $1.8 million for the three months ended June 30, 2003, from $1.7 million for the same period one year ago.

Total assets increased to $477.1 million as of June 30, 2003, from $464.3 million as of December 31, 2002, an increase of $12.8 million. Securities increased by $11.2 million to $123.0 million as of June 30, 2003, from $111.8 million as of December 31, 2002. Cash and cash equivalents decreased from $27.8 million as of December 31, 2002 to $18.7 million as of June 30, 2003 primarily due to the purchase of securities. Loans receivable increased to $304.9 million as of June 30, 2003 from $301.6 million as of December 31, 2002. Total deposits increased to $298.5 million as of June 30, 2003 from $290.6 million as of December 31, 2002, an increase of $7.9 million. Total borrowings increased from $92.1 million as of December 31, 2002, to $94.0 million as of June 30, 2003 due to attractive rates being offered by the Federal Home Loan Bank.

Shareholders’ equity increased to $79.7 million as of June 30, 2003 from $75.9 million as of December 31, 2002. The increase is primarily due to the income earned during the first six months, partially offset by dividends paid as well as an increase in the valuation of the available for sale security portfolio.

Julian E. Kulas, President and CEO stated, “Loan originations and deposit growth remain strong. Lower cost of funds combined with a very low efficiency ratio and a slowdown in mortgage refinancing should produce continued good earnings.”

First SecurityFed Financial is headquartered in Chicago with 4 offices located in the Chicago Metropolitan area and one branch in Philadelphia, Pennsylvania. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including of the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

FIRST SECURITYFED FINANCIAL, INC.

SELECTED FINANCIAL INFORMATION

	June 30, 2003	December 31, 2002

(In thousands)

Selected Financial Condition Data

Total assets	$477,078	$464,301
Cash and cash equivalents	18,745	27,817
Loans receivable, net	304,920	301,642
Securities	123,047	111,754
Deposits	298,464	290,612
Advances from Federal Home Loan Bank	93,951	92,105
Shareholders’ equity	79,712	75,932

	Six months ended June 30		Three months ended June 30
	2003	2002	2003	2002
	(In thousands)

Selected Operations Data

Total interest income	$14,936	$15,219	$7,303	$7,587
Total interest expense	5,606	6,380	2,759	3,169
Net interest income	9,330	8,839	4,544	4,418
Provision for loan losses	54	61	33	31
Net interest income after provision for loan losses	9,276	8,778	4,511	4,387
Noninterest income	511	468	244	268
Noninterest expense	3,701	3,386	1,768	1,735
Income before taxes	6,086	5,860	2,987	2,920
Income tax provision	2,105	1,977	960	944
Net income	$3,981	$3,883	$2,027	$1,976

	Six months ended June 30,		Three months ended June 30,
	2003	2002	2003	2002
Selected Financial Ratios (1)
Return on average assets	1.69%	1.77%	1.71%	1.78%
Return on average equity	10.22	10.53	10.29	10.62
Average equity to average assets	16.56	16.80	16.62	16.80
Interest rate spread during the period	3.88	3.86	3.80	3.85
Net interest margin	4.36	4.37	4.20	4.33
General and administrative expenses to average assets	1.57	1.54	1.49	1.57
Efficiency ratio (2)	0.38	0.36	0.37	0.37
Basic earnings per share	$1.11	$1.05	$.56	$.53
Diluted earnings per share	$1.07	$1.03	$.54	$.52

As of June 30,2003	As of June 30,2002

Book value per share (3)

$

22.09

$

20.12

(1)                          All applicable ratios for the three and six month periods reflect annualized figures

(2)                          The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)                          Total equity divided by shares outstanding excluding unearned ESOP and undistributed stock award shares.

Contact: Peter Ilnyckyj - Vice President Investor Relations.

Phone # (773)772-4500